UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 14, 2008

(Date of report)

November 11, 2008

(Date of earliest event reported)

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-9750	38-2478409
(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY 10021
(Address of principal executive offices)

(212) 606-7000
(Registrant’s telephone number, including area code)

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement

From time to time in the ordinary course of business, Sotheby’s (the “Company”) will guarantee to consignors a minimum price in connection with the sale of property at auction (an “auction guarantee”). In the event that the property sells for less than the minimum guaranteed price, the Company must perform under the auction guarantee by funding the difference between the sale price at auction and the amount of the auction guarantee. If the property does not sell, the amount of the guarantee must be paid, but the Company has the right to recover such amount through the future sale of the property.

In its Form 10-Q for the quarterly period ended September 30, 2008, the Company disclosed that it had recognized $17.6 million (pre-tax) of estimated losses in the third quarter of 2008 related to guaranteed property scheduled to be offered in Contemporary Art sales to be held on November 11 and 12, 2008. These estimated losses related to auction guarantees that were entered into on or before September 30, 2008 and were the result of the Company’s reevaluation of its estimates in the wake of the recent turbulence in the global financial and credit markets.

As a result of certain guaranteed property failing to sell or selling for less than the minimum guaranteed price in these Contemporary Art auctions, the Company incurred approximately $10.6 million (pre-tax) of principal losses in excess of the $17.6 million in estimated principal losses that were recorded in the third quarter. The incremental $10.6 million in principal losses will be recorded in the fourth quarter of 2008. As a result of certain guaranteed property that failed to sell in these Contemporary Art auctions, the Company will own inventory currently valued at approximately $16 million, which had original pre-sale low and high estimates (1) of $24.1 million and $32.7 million, respectively.

As of November 14, 2008, subsequent to the Contemporary Art sales discussed above, the Company has outstanding auction guarantees totaling $13.5 million, the property relating to which has pre-sale low and high estimates (1) of $14.7 million and $19.4 million, respectively. The property related to such auction guarantees is being offered at auctions in December 2008 and the first half of 2009.

In light of the current uncertainty in the global economy and volatility in the financial markets, the Company expects to continue to substantially reduce its use of auction guarantees until stability is restored in the global economy and financial markets. (See statement on Forward Looking Statements.)

        (1)    Pre-sale estimates are not always accurate predictions of auction sale results.

Item 8.01 Other Events

As disclosed in its Form 8-K filed with the Securities and Exchange Commission on October 14, 2008, on October 10, 2008, the Company borrowed $250 million under its $300 million long-term senior unsecured credit facility with Banc of America, LLC. This borrowing was done to ensure additional liquidity in response to the recent turbulence in the global financial markets. The Company expects to repay this $250 million borrowing early next week. As of November 13, 2008, the Company had cash balances of approximately $571 million. (See statement on Forward Looking Statements.)

FORWARD LOOKING STATEMENTS

This Form 8-K contains certain forward looking statements; as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions.

 SIGNATURE

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President, Corporate
Controller and Chief
Accounting Officer

Date:	November 14, 2008